Exhibit 23.1

 Los Angeles, California
15233 Ventura Boulevard, Ninth Floor
Sherman Oaks, California 91403-2250
Phone: 818.501.5200
Fax: 818.907.9632
www.crowehorwath.com

The Board of Directors and Stockholders
OCZ Technology Group, Inc.
6373 San Ignacio Avenue
San Jose, California 95119

Consent Of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of OCZ Technology Group, Inc. on Form S-3 and related Prospectus of our report dated May 13, 2011 on the February 28, 2011 consolidated financial statements appearing in the Annual Report on Form 10-K of OCZ Technology Group, Inc. for the year ended February 28, 2011.  We also consent to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Sherman Oaks, California
May 13, 2011